As filed with the Securities and Exchange Commission on June 9, 2021

Registration No. 333-235608

Registration No. 333-167780

Registration No. 333-130791

Registration No. 333-92725

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-235608

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167780

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130791

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92725

UNDER

THE SECURITIES ACT OF 1933

KENTUCKY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-0993464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 157, Paris, Kentucky 40362 (859) 987-1795

(Address of Principal Executive Offices, including Zip Code)

Kentucky Bancshares, Inc. 2019 Stock Award Plan

Kentucky Bancshares, Inc. 2009 Stock Award Plan

Kentucky Bancshares, Inc. 2005 Restricted Stock Grant Plan

1985 Incentive Stock Option Plan

1993 Employee Stock Ownership Incentive Plan

1993 Non-Employee Directors Stock Ownership Incentive Plan

1999 Employee Stock Option Plan

Employee Gift Program

(Full Title of Plans)

Mr. T. Clay Stinnett

Executive Vice President, Treasurer, and Chief Financial Officer

Stock Yards Bancorp, Inc.

1040 East Main Street

Louisville, Kentucky 40206

Phone: (502) 582-2571

(Name, address, and telephone number, including area code, of agent for service)

With copy to:

James A. Giesel

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202‑3363

(502) 589‑5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements previously filed by Kentucky Bancshares, Inc., a Kentucky corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-235608, registering 300,000 shares of common stock, no par value, of the Company (“Common Stock”) under the Kentucky Bancshares, Inc. 2019 Stock Award Plan, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 20, 2019;

•

Registration Statement No. 333-167780, registering 150,000 shares of common stock, no par value, of the Company (“Common Stock”) under the Kentucky Bancshares, Inc. 2009 Stock Award Plan, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 25, 2010;

•

Registration Statement No. 333-130791, registering 50,000 shares of common stock, no par value, of the Company (“Common Stock”) under the Kentucky Bancshares, Inc. 2005 Restricted Stock Grant Plan, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 30, 2005; and

•

Registration Statement No. 333-92725, registering 264,340 shares of Common Stock under the following plans of Kentucky Bancshares, Inc., f/k/a Bourbon Bancshares, Inc. 1985 Incentive Stock Option Plan, 1993 Employee Stock Ownership Incentive Plan, 1993 Non-Employee Directors Stock Ownership Incentive Plan, 1999 Employee Stock Option Plan, and Employee Gift Program, as previously filed with the Commission on December 14, 1999.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Company pursuant to the Registration Statements.

On May 31, 2021, pursuant to the Agreement and Plan of Merger, dated as of January 27, 2021 (the “Merger Agreement”), by and among Stock Yards Bancorp, Inc., H. Meyer Merger Subsidiary, Inc., (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), and, immediately following the Merger, the Company merged with and into Stock Yards Bancorp, Inc., with Stock Yards Bancorp, Inc. continuing as the surviving corporation (the “Parent-Sub Merger”).

As a result of the Merger and Parent-Sub Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on this 9th day of June, 2021.

STOCK YARDS BANCORP, INC. (as successor by merger to Kentucky Bancshares, Inc.)
(Registrant)

By:	/s/ T. Clay Stinnett
T. Clay Stinnett
Executive Vice President, Treasurer, and Chief Financial Officer